Exhibit 5.1

L. Kay Chandler

(858) 550-6014

kchandler@cooley.com

July 28, 2011

Horizon Pharma, Inc.

1033 Skokie Boulevard, Suite 355

Northbrook, IL 60062

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Horizon Pharma, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to an aggregate of 3,829,580 shares of the Company’s Common Stock, $0.0001 par value (the “Shares”), including (i) 1,304,713 shares (the “Stock Plan Shares”) reserved for issuance upon the exercise of options issued under the Company’s 2005 Stock Plan (the “Stock Plan”), (ii) 2,061,515 shares (the “Incentive Shares”) reserved for issuance pursuant to the Company’s 2011 Equity Incentive Plan (the “Incentive Plan”), and (iii) 463,352 shares (the “ESPP Shares”) reserved for issuance pursuant to the Company’s 2011 Employee Stock Purchase Plan (the “ESPP,” and collectively with the 2005 Stock Plan, the Incentive Plan and the ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company’s Amended and Restated Certificate of Incorporation, as amended, its Bylaws, its forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to be effective upon the closing of the Company’s initial public offering, the Plans and such other documents, records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Stock Plan Shares, when sold and issued in accordance with the Stock Plan, the Incentive Shares, when sold and issued in accordance with the Incentive Plan, and the ESPP Shares, when sold and issued in accordance with the ESPP, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM

Horizon Pharma, Inc.

July 28, 2011

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ L. Kay Chandler
L. Kay Chandler

4401 EASTGATE MALL, SAN DIEGO, CA 92121 T: (858) 550-6000 F: (858) 550-6420 WWW.COOLEY.COM